Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Dart Holding Company Ltd.:

We consent to the use of our report dated March 7, 2012, in the registration statement on Form S-1 of Era Group Inc., with respect to the consolidated balance sheet of Dart Holding Company Ltd. as of December 31, 2011, consolidated statements of income, comprehensive income and retained earnings, and cash flows for the period from August 1, 2011 to December 31, 2011.

We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

March 28, 2012